EXHIBIT 3.4

CERTIFICATE OF MERGER

OF

MATADOR MERGER CO.,

a Texas corporation

WITH AND INTO

MATADOR RESOURCES COMPANY,

a Texas corporation

August 8, 2011

The undersigned companies organized and existing under and by virtue of the Texas Business Organizations Code (the “TBOC”), do hereby certify that:

FIRST:	The name and state of formation of each of the constituent corporations of the merger are set forth below:

Name	Type of Entity	State of Incorporation

Matador Merger Co. (“Mergerco”)	Corporation	Texas

Matador Resources Company (“Matador”)	Corporation	Texas

SECOND:	An Agreement and Plan of Merger (“Plan of Merger”), dated as of August 8, 2011, by and among Matador, Matador Holdco, Inc., a Texas corporation, and Mergerco, whereby Mergerco shall merge with and into Matador, has been approved, adopted, certified, executed and acknowledged by each of Mergerco and Matador in accordance with the requirements of Chapter 10 of the TBOC and by all actions required by the laws under which Mergerco and Matador were formed and the governing documents of Mergerco and Matador.

THIRD:	Matador, a Texas corporation, shall be the surviving corporation.

FOURTH:	The Certificate of Formation of Matador shall be the Certificate of Formation of the surviving corporation; provided, however, that pursuant to the Plan of Merger:

(a) Article I thereof shall be amended so as to read in its entirety as follows:

“ARTICLE I

The name of the Corporation is MRC Energy Company”

(b) Article IV thereof shall be amended so as to read in its entirety as follows:

“ARTICLE IV

The aggregate number of shares that the corporation shall have authority to issue shall be one thousand (1,000) shares of Common Stock, par value $.01 per share.”

(c) A new Article XII shall be added thereto, which shall be and read in its entirety as follows:

“ARTICLE XII

In accordance with Section 10.005 of the TBOC, any act or transaction by or involving this Corporation, other than the election or removal of directors, that requires for its approval under the TBOC or the governing documents of this Corporation the approval of the shareholders of this Corporation shall, by virtue of this reference to Section 10.005 of the TBOC, require, in addition, the approval of the shareholders of Matador Resources Company (formerly known as Matador Holdco, Inc.), a Texas corporation, or any successor thereto by merger, by the same vote that is required by the TBOC and the governing documents of this Corporation.”

FIFTH:	The merger is to become effective on August 9, 2011 at 11:59 AM.

SIXTH:	The executed Plan of Merger is on file at the principal place of business of the surviving corporation. The address of the principal place of business of the surviving corporation is One Lincoln Center, 5400 LBJ Freeway, Suite 1500, Dallas, TX 75240.

SEVENTH:	A copy of the Plan of Merger will be furnished by the surviving corporation, on request and without cost to any shareholder of any constituent corporation.

EIGHTH:	The approval (i) of the owners of Matador and (ii) of the owners of Mergerco was not required by the provisions of the TBOC or the governing documents of each entity pursuant to section 10.005 of the TBOC.

NINTH:	The surviving corporation, Matador, will be responsible for the payment of all fees and franchise taxes due from Mergerco and will be obligated to pay any fees and franchise taxes if not timely filed by Mergerco.

IN WITNESS WHEREOF, this Certificate was executed as of the date first written above.

MATADOR RESOURCES COMPANY, a Texas corporation

By:	/s/ Joseph Wm. Foran
	Name:	Joseph Wm. Foran
	Title:	Chairman & CEO

MATADOR MERGER CO., a Texas corporation

By:	/s/ Joseph Wm. Foran
	Name:	Joseph Wm. Foran
	Title:	Chairman & CEO

Signature Page to Certificate of Merger